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EXHIBIT 16


Securities and Exchange Commission
Washington, D.C. 20549

August 31, 1998

Ladies and Gentlemen:

We were previously principal accountants for Concorde Gaming, Inc.(Concorde Gaming) and, under the date of November 21, 1997, except as to Note 16 which is as of March 25, 1998, we reported on the consolidated financial statements of Concorde Gaming, Inc. and subsidiaries as of and for the years ended September 30, 1997 and 1996. On August 25, 1998, our appointment as principal accountants was terminated. We have read Concorde Gaming's statements included under Item 4 of its Form 8-K dated August 25, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Concorde Gaming's statement that the change was approved by the board of directors and we are not in a position to agree or disagree with the statement that during the past two fiscal years and each subsequent interim period, the Company did not consult with McGladrey & Pullen LLP on any matter.


                                                      Very truly yours,



                                                      /s/ KPMG Peat Marwick LLP